Exhibit 99.1

For Immediate Release

Contact:     Patrick A. Reynolds
                  Director of Investor Relations
                  (706) 649-4973

Synovus Reports 9.0% Increase in Net Income for Third Quarter 2004 Financial Services Segment Growth Continues as TSYS Finalizes Agreement with JPMorgan Chase & Co.

Columbus, Ga., October 20, 2004 — Synovus’ third quarter earnings grew 9.0% over the third quarter 2003 to $109.0 million, which represented earnings per share growth of 6.2% to $.35 per share, Synovus’ Chief Executive Officer James H. Blanchard announced today.

“Throughout the first nine months of 2004, the Synovus Financial Services segment provided the key drivers for growth in net income” said Blanchard. “Excellent credit quality and strong loan growth led the earnings momentum in the third quarter. Additionally, TSYS finalized a definitive agreement with JPMorgan Chase & Co. to service its card portfolio and upgrade its card-processing technology – extending the relationship that started with TSYS and the former Bank One Corp. in March 2003.”

Return on assets for the quarter was 1.82% and return on equity was 17.00% for the third quarter 2004, compared to 1.91% and 18.32%, respectively, in the same period last year. Shareholders’ equity at September 30, 2004, was $2.58 billion, which represented a very strong 10.56% of quarter-end assets. Total assets ended the quarter at $24.4 billion, an increase of 16.0% from the same period last year.

Asset quality remained excellent. The net charge-off ratio was 0.26% compared to 0.32% for the third quarter of last year. For the first nine months of the year, the net charge-off ratio is 0.22%. The ratio of nonperforming assets to loans and other real estate decreased to 0.56% from 0.73% last year. The allowance for loan losses was 1.37% of loans, which provides coverage of 323% of nonperforming loans and the provision for loan losses covered net charge-offs by 1.75x for the quarter. Net interest income grew 15.7% over the same quarter last year as outstanding loans grew 15.7% fundamentally, which excludes acquisitions and divestitures. The third quarter net interest margin was 4.25%, up slightly from last quarter and the third quarter last year.

Net income for the Synovus Financial Services segment increased 8.4% over the third quarter of last year. Return on assets for the quarter was 1.35% and return on equity was 16.20%, compared to 1.42% and 17.44%, respectively, in the same period last year. Financial Services’ non-interest income was down 5.4% as compared to last year, as mortgage banking revenue was down 62% compared to last year. Excluding mortgage banking revenue, acquisitions, and divestitures, non-interest income was up 12% in the quarter compared to the third quarter last year. Service charges on deposits and credit card fees for the third quarter increased by 17% and 14%, respectively, compared to the same period last year. Fees for financial planning and asset management were up 14% and trust services fees were up 11%,

Post Office Box 120 / Columbus, GA 31902 www.synovus.com

Synovus Reports 9.0% Increase in Net Income for Third Quarter/p. 2

compared to the third quarter last year. Financial Services’ G&A expense was up 6.8% compared to the third quarter last year and up 2.6% compared to the second quarter of 2004. Financial Services’ efficiency ratio was 52.2% in the quarter and 52.6% for the first nine months of 2004, compared to 53.6% and 53.6%, respectively, in 2003.

TSYS reported net income of $39.1 million for the third quarter 2004 compared to $35.5 million last year. Diluted earnings per share for the quarter increased by 10.3% to $0.20, up from $0.18 last year. During the quarter, TSYS successfully converted the first phase of the Bank One portfolio and The Royal Bank of Scotland Group’s acquired 1.5 million accounts from People’s Bank of Bridgeport, CT. Bank of America selected TSYS to provide credit card processing for its recently acquired FleetBoston 12 million card portfolio. Additionally, TSYS acquired Clarity Payment Solutions, Inc. (renamed TSYS Prepaid, Inc.), the leading provider of branded prepaid cards for Fortune 500 companies as well as domestic and international financial institutions. Equity in income from Vital increased 76% for the third quarter driven by strong transaction growth.

Blanchard concluded, “The third quarter performance is a confirmation of our expectations of earnings per share growth to be at the upper end of the 8 – 10 % range for 2004. Good credit quality, improving margin, continued strong loan growth, fee income growth, and continuing expense control encourage us to believe the Financial Services segment will perform at the very top of the peer group. With the addition of JP Morgan Chase, TSYS is building momentum with account growth of 18% in the quarter and over 85 million accounts in the conversion pipeline. With our very dedicated and highly motivated team members and our strong balance sheet, we believe we are in position to achieve higher earnings performance as the economy improves throughout the year and beyond.”

Synovus will host an earnings highlights conference call at 4:30 pm ET, on October 20, 2004. The conference call will be available in the Investor Relations section of www.synovus.com under the “Conference Calls and Webcasts” tab. Please log on 5-10 minutes ahead of the call time.

Synovus (NYSE: “SNV”) is a diversified financial services holding company with over $24 billion in assets based in Columbus, Ga. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 40 affiliate banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: “TSS”), the world’s largest third-party processor of international payments. Synovus is No. 20 on FORTUNE magazine’s list of “The 100 Best Companies To Work For” in 2004. See Synovus on the Web at www.synovus.com.

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding Synovus’ expected growth in earnings per share for 2004, Synovus’ belief with respect to Financial Services performing at the top of its peer group, Synovus’ belief with respect to achieving higher earnings performance, and the assumptions underlying such statements, including, with respect to Synovus’ expected increase in earnings per share for 2004, continued improvement in credit quality, resulting in a net charge-off ratio of less than 0.30% for the year and a non-performing assets ratio in the 0.45-0.55% range by year end; a stable net interest margin for the year; loan growth of 10-12% in 2004; and TSYS’ net income growth for 2004 within the 5-7% range. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to, competitive pressures arising from aggressive competition from other lenders; factors that affect the delinquency rate on Synovus’ loans and the rate at which Synovus’ loans are charged off; changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets; inflation, interest rate, market and monetary fluctuations; TSYS’ earnings per share growth is lower that anticipated; the strength of the United States economy in general and the strength of the local economies in which Synovus conducts operations may be different than expected; the timely development of competitive new products and services and the acceptance of such by

Post Office Box 120 / Columbus, GA 31902 www.synovus.com

Synovus Reports 9.0% Increase in Net Income for Third Quarter/p. 3

customers; Synovus’ inability to control expenses; a deterioration in credit quality or a reduced demand for credit; the costs and effects of litigation or adverse facts and developments related thereto; hostilities increase in the Middle East or elsewhere; and the effects of changes in government policy and regulations, including restrictions and/or limitations arising from banking laws, regulations and examinations. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations.

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